Exhibit 99.2

CONTACT:
Scott Wenhold +1-770-644-3062
Vice President and Treasurer
PRESS RELEASE:
Graphic Packaging Announces Pricing of Senior Notes Offering and
Redemption of Remaining Outstanding 8.50% Senior Notes due 2011
Marietta, Georgia — August 13, 2009 — Graphic Packaging International, Inc. (“Graphic Packaging”), a wholly-owned subsidiary of Graphic Packaging Holding Company (NYSE:GPK), announced today that it has entered into an agreement to sell $180 million aggregate principal amount of senior notes due 2017 (the “Senior Notes”) offered pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended. The Senior Notes will bear interest at an annual rate of 9.5% and will be issued at a price equal to 103.0% of the principal amount thereof, which equates to an effective yield to maturity of approximately 8.95%. Graphic Packaging expects to close the offering on August 20, 2009, subject to the satisfaction of customary closing conditions.
The Senior Notes will be guaranteed by Graphic Packaging Holding Company and Graphic Packaging Corporation, as well as by certain of Graphic Packaging’s domestic subsidiaries who have guaranteed obligations under its senior credit facilities, existing notes and certain other indebtedness.
Graphic Packaging estimates that the gross proceeds from this offering will be approximately $185.4 million. The proceeds from the offering will be used to redeem the remaining approximately $180.0 million aggregate principal amount of Graphic Packaging’s 8.50% senior notes due 2011, to pay accrued interest on the 2011 notes and to pay fees and expenses incurred in connection with the offering and the redemption. The Senior Notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and any applicable state securities laws.
In connection with the redemption of the 2011 notes, Graphic Packaging has delivered notice to U.S. Bank National Association, the indenture trustee of the 2011 notes, of its election to redeem the remaining outstanding balance of the 2011 notes at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the redemption date (the “Redemption Price”). Under the terms of the indenture, the notes are redeemable at par at the Company’s option beginning August 15, 2009. The notes will be redeemed in accordance with their terms and the Company expects the redemption to occur on or about September 13, 2009 (the “Redemption Date”). On the Redemption Date, the Redemption Price will become due and payable, and interest on the 2011 notes will cease to accrue. After the redemption described in this press release and the redemption previously announced on August 4, 2009, of approximately $20.0 million aggregate principal amount of the 2011 notes, all of the Graphic Packaging’s 2011 notes will have been paid in full.
This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
This press release does not constitute a notice of redemption of any portion of the 2011 Notes. The redemption is being made solely pursuant to a notice of redemption dated August 13, 2009, which will be delivered to the holders of the notes by U.S. Bank National Association, as trustee.
About Graphic Packaging International, Inc.
Graphic Packaging International, Inc., a subsidiary of Graphic Packaging Holding Company (NYSE:GPK), headquartered in Marietta, Georgia, is a leading provider of packaging solutions for a wide variety of products to food, beverage and other consumer products companies. The company is the largest global producer of folding cartons and holds a leading market position in coated unbleached kraft paperboard, coated-recycled boxboard and specialty bag packaging. The company’s customers include some of the most widely recognized companies in the world. The company strives to provide our customers with packaging solutions designed to deliver marketing and performance benefits at a competitive cost by capitalizing on our low cost paperboard mills and converting plants, proprietary carton and packaging designs and commitment to customer service. Additional information about Graphic Packaging, its business and its products is available on the company’s web site at www.graphicpkg.com.
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Forward Looking Statements
Any statements of the Company’s expectations in this press release constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements, including but not limited to, statements regarding the senior note offering and the redemption, are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company’s present expectations. These risks and uncertainties include, but are not limited to, uncertainties relating to the execution of the senior note offering and the redemption, the Company’s substantial amount of debt, inflation of and volatility in raw material and energy costs, volatility in the credit and securities markets, cutbacks in consumer spending that could affect demand for the Company’s products or actions taken by our customers in response to the difficult economic environment, continuing pressure for lower cost products, the Company’s ability to implement its business strategies, including productivity initiatives and cost reduction plans, currency movements and other risks of conducting business internationally, and the impact of regulatory and litigation matters, including those that impact the Company’s ability to protect and use its intellectual property. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements. Additional information regarding these and other risks is contained in the Company’s periodic filings with the SEC.